Exhibit 99.1

METRON TECHNOLOGY ANNOUNCES CASH FLOW
IMPROVEMENT AND RESIGNATION OF CFO
Interim Chief Financial Officer Named

BURLINGAME, Calif. — Dec. 9, 2002 — Metron Technology N.V. (Nasdaq: MTCH) today announced that it expects its cash flow from operations to be positive in its second fiscal quarter, ended Nov. 30, 2002, rather than the negative cash flow from operations that it had projected in its Oct. 9 conference call.

Metron reduced its materials, spare parts and demonstration equipment inventories and improved collection of its accounts receivable to achieve the currently anticipated cash flow improvement.  This progress is exclusive of a cash advance received from FSI International in connection with the parties’ agreement to early termination of certain distribution agreements between FSI and Metron.

Metron also announced that Peter V. Leigh, vice president and chief financial officer, has resigned. Douglas J. McCutcheon, currently a consultant to the company, has been named interim chief financial officer.  Mr. Leigh will remain with Metron as a consultant during a transition period.

“Peter has made many outstanding contributions to Metron Technology,” stated Ed Segal, chairman and chief executive officer of Metron Technology.  “ I would like to express our deep gratitude to him and wish him success in his future endeavors.”

Mr. McCutcheon has 25 years of corporate financial management experience.   Prior to joining Metron, he was senior vice president, chief financial officer at Asyst Technologies, Inc.  Prior to that, Mr. McCutcheon was vice president of corporate finance at Cadence Design Systems, Inc.

Regular Quarterly Conference Call

Metron Technology will hold its regularly scheduled conference call to discuss second quarter fiscal 2003 financial results on Tuesday Jan. 7, 2003, at 1:30 p.m. PT (4:30 p.m. ET). To listen to the call, please dial (630) 395-0019 ten minutes prior to the start of the call. You will need to reference the passcode: Metron. A replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 220-9707.

The Metron Technology financial results conference call will also be available via a live webcast on the investor relations Audio Events section of the Metron Technology web site at http://investor.metrontech.com. Please access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast of the call will be available at http://investor.metrontech.com for 30 days.

About Metron Technology N.V.

Metron Technology N.V. is a leading global provider of outsourced marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers.  Metron also provides semiconductor manufacturers with the ability to outsource a wide variety of fab equipment support services, such as materials management, cleanroom services and facility maintenance.  These services enable Metron’s customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing.  By partnering with Metron, Metron’s principals (suppliers) can focus on product development and other core competencies, reduce their time to market and use Metron’s global network to better compete with larger companies.  Metron Technology N.V. has its headquarters in Burlingame, California, and is on the web at http://www.metrontech.com.

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements related to anticipated cash flow for the company’s second fiscal quarter. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended May 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2002. Metron Technology does not undertake any obligation to update forward-looking statements.